EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-48213, 333-67141, 333-51710, 333-126028, 333-156191, 333-176400, and 333-205354) of Scott’s Liquid Gold-Inc. and subsidiaries of our report dated March 26, 2024, with respect to the consolidated financial statements of Scott’s Liquid Gold-Inc. and subsidiaries, which appears in the December 31, 2023 annual report on Form 10-K of Scott’s Liquid Gold-Inc. and subsidiaries.

/s/ Weinberg and Company, P.A.

Los Angeles, California

March 26, 2024